                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY















                        SUPPLY AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                             THE GRAND UNION COMPANY

                                       AND

                           C&S WHOLESALE GROCERS, INC.









                            DATED AS OF JUNE 15, 1995



Portions of this Agreement have been omitted and filed separately with the Commission. Omitted portions have been replaced with the word CONFIDENTIAL.

          SUPPLY AND DISTRIBUTION AGREEMENT, dated as of June 15, 1995 (this "AGREEMENT"), between THE GRAND UNION COMPANY, a Delaware corporation ("GRAND UNION"), and C&S WHOLESALE GROCERS, INC., a Vermont corporation ("C&S");


                              W I T N E S S E T H :

          WHEREAS, Grand Union operates supermarkets and food stores in the States of New York, Vermont and New Hampshire; and

          WHEREAS, certain of such stores are presently supplied through a facility leased by Grand Union in Waterford, New York (the "Waterford Facility"); and

          WHEREAS, C&S is a wholesale supplier of food products and other merchandise sold in supermarkets and food stores; and

          WHEREAS, Grand Union intends to terminate its use of the Waterford Facility, and Grand Union and C&S desire to enter into an arrangement pursuant to which C&S will supply Grand Union with substantially all merchandise heretofore provided through the Waterford Facility;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Grand Union and C&S hereby agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

          SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

               "AGREEMENT" has the meaning specified in the preamble to this Agreement.

               "CONTRACT YEAR" means any consecutive twelve-month period during the Term commencing on July 25 and ending the following July 24, the first such Contract Year to commence July 25, 1995.

               "DELIVERY SCHEDULES" means the store delivery schedules as mutually agreed to by C&S and Grand Union from time to time. The initial Delivery Schedules are attached to this Agreement as EXHIBIT A.

               "EVENT OF FORCE MAJEURE" means any event, circumstance or condition described in any of clauses (a) through (d) below that is beyond the control of C&S, and is not the result of negligence or failure of C&S to act with due care, and that prevents C&S from performing, in whole or in part, its obligations under this Agreement. The following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared), riot, blockade, sabotage or acts of public enemies; (c) national defense requirements; (d) compliance with any law, rule, regulation or governmental order that (x) becomes effective after the date hereof and (y) is binding on C&S, and compliance therewith by C&S is not voluntary or optional; and (e) producers or manufacturers establish industry-wide allocations or restrictions on quantities of products available to C&S.

               "EVENT OF INSOLVENCY" means that, with respect to any Person, such Person shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any corporate action to authorize any of the actions set forth above in this definition.

               "FORWARD BUY RESERVE" has the meaning specified in Section 4.02.

               "GRAND UNION STORES" shall mean (i) all existing Grand Union stores currently supplied by the Waterford Facility as itemized on EXHIBIT B and (ii) all new Grand Union stores operated in the Northern Region.

               "MERCHANDISE" means products in the following categories currently carried by Grand Union at the Waterford Facility and which are to be sold by Grand Union through Grand Union Stores: grocery, candy (full case), meat and deli, dairy, produce, frozen and ice cream and select supply items. "Merchandise" shall not include health or beauty products, general merchandise, cigarettes, baby food, light bulbs, select candy, spices, aerosol products, supplies and other merchandise supplied through Grand Union's Montgomery, New York facility, unless C&S and Grand Union mutually agree to change the source of items currently supplied from Grand Union's Montgomery, New York Facility.

               "NORTHERN REGION" means the States of Vermont and New Hampshire, and New York State from Wappingers Falls north to the Canadian border.

               "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or any government or governmental authority or agency.

               "SERVICE LEVEL" means at any time a percentage reflecting the ratio of (i) the number of cases of Merchandise actually delivered by C&S to Grand Union Stores within the delivery periods required hereunder to
     (ii) the total number of cases of such Merchandise ordered by Grand Union for delivery by C&S during such delivery periods, less unauthorized Merchandise and manufacturers' out-of-stock Merchandise.

               "TERM" has the meaning specified in Section 2.02.

               "WATERFORD FACILITY" has the meaning specified in the second recital to this Agreement.


                                   ARTICLE II

                            SCOPE OF AGREEMENT; TERM

          SECTION 2.01.  AGREEMENT.




          [CONFIDENTIAL]

          SECTION 2.02.  TERM.  Implementation will begin on June
18, 1995, and the term of this Agreement (the "Term") will be [CONFIDENTIAL]; PROVIDED, HOWEVER, that if the Term has not been extended by written agreement entered [CONFIDENTIAL], the Term shall be extended, without any action of the parties hereto [CONFIDENTIAL]. Notwithstanding the foregoing provisions, if the date on which Grand Union commences purchasing substantially all of its requirements of Merchandise from C&S occurs after July 25, 1995, the Term will commence on the first Sunday after such date, and the other dates provided for in this Section 2.02 will be adjusted accordingly.


                                   ARTICLE III
                         PURCHASE, SALE AND DISTRIBUTION

          SECTION 3.01.  AGREEMENT.  [CONFIDENTIAL]

          SECTION 3.02. DELIVERY. All Merchandise ordered by Grand Union hereunder shall be delivered by C&S F.O.B. destination to the applicable Grand Union Store dock in accordance with the Delivery Schedules, and title to, and risk of loss with respect to, such Merchandise shall remain with C&S until such delivery. C&S will be in breach of this Agreement if for any reason, other than a material default by Grand Union under this Agreement, picketing or other labor disputes at Grand Union Stores or an Event of Force Majeure, C&S fails, during any period of two consecutive weeks, to deliver [CONFIDENTIAL] scheduled deliveries within the delivery windows as provided for in the Delivery Schedules. If Grand Union believes that a breach has occurred, Grand Union shall give notice to C&S and C&S shall use its best efforts to immediately restore the delivery service. If the on-time delivery level is not immediately restored, C&S and Grand Union agree to meet to seek to resolve the issue, PROVIDED that Grand Union's rights and remedies hereunder shall remain in effect if such issue is not resolved.

          SECTION 3.03.  BASE PRICE.


                                 [CONFIDENTIAL]







          SECTION 3.04.  OTHER PRICING PROVISIONS.

                         [CONFIDENTIAL]


          SECTION 3.05. PAYMENTS.


                                 [CONFIDENTIAL]



          SECTION 3.06.  SERVICE LEVEL.  [CONFIDENTIAL]

                                   ARTICLE IV

                              FEES; OTHER PAYMENTS

          SECTION 4.01.  FEES.


                                 [CONFIDENTIAL]



          SECTION 4.02.  FORWARD BUY RESERVE.


                                   [CONFIDENTIAL]









          SECTION 4.03.  VOLUME INCENTIVES.







                                 [CONFIDENTIAL]







          SECTION 4.04






                                 [CONFIDENTIAL]


                                 [CONFIDENTIAL]

                                    ARTICLE V

                                CERTAIN COVENANTS

          SECTION 5.01. INFORMATION. C&S agrees to provide Grand Union with such information as Grand Union may reasonably request from time to time in order to monitor compliance by C&S with the provisions of, and to carry out the transactions contemplated by, this Agreement. C&S further agrees that Grand Union will be allowed to conduct, twice during any twelve-month period, in-depth audits [CONFIDENTIAL].

          SECTION 5.02.  RECLAMATION.


                                 [CONFIDENTIAL]



          SECTION 5.03.


                                 [CONFIDENTIAL]



          SECTION 5.04. QUALITY CONTROL. (a) C&S will provide to Grand Union certain products, [CONFIDENTIAL] in accordance with the standards set forth in Grand Union's Product Specification Manual (the "Standards Manual"), a copy of which has been provided to C&S (such standards to include, without limitation, those relating to temperature controls, sanitation standards, storage controls, date code reviews and packaging inspections). All dairy merchandise to be shipped to Grand Union will be received at store level with a minimum shelf life stipulated in Grand Union's receiving specifications as set forth in the Standards Manual.

          All standards and specifications referred to above, together with such other reasonable and practicable standards and specifications of a nature similar to and not more onerous to C&S than those referred to above, as may be agreed to by Grand Union and C&S in writing from time to time, are referred to herein as the "Standards".

           (b) Grand Union shall not be required to accept Merchandise that does not meet the Standards, and any such Merchandise shall be returned on the next C&S delivery and Grand Union will be credited on the C&S billing statement. If Grand Union, in its sole judgment, determines that C&S is not in compliance with the Standards, Grand Union will notify C&S in writing. If C&S has not cured the problem within 45 days of notification, Grand Union and C&S will meet to seek to resolve the problem. If the problem is not cured within 30 days after this meeting, Grand Union will be entitled to use one or more secondary suppliers for that category or department, until such time as C&S cures the problem.

          SECTION 5.05. COMPLIANCE WITH LAW. Each of Grand Union and C&S covenants and agrees that in performing its obligations hereunder, it will comply with all applicable laws, rules, regulations and orders and will have and maintain all permits, licenses and authorizations necessary for the conduct of its business and the performance of its obligations hereunder.

          SECTION 5.06. INSURANCE. C&S agrees that all material properties and risks of C&S shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of C&S. Grand Union agrees that all material properties and risks of Grand Union shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Grand Union.

                                   ARTICLE VI

                               WATERFORD INVENTORY

          SECTION 6.01. PURCHASE OF INVENTORY. C&S agrees to work with Grand Union to maintain service levels to Grand Union Stores while Grand Union is reducing inventory at The Waterford Facility in accordance with the Inventory Reduction Plan and Timetable mutually agreed upon by C&S and Grand Union. C&S agrees to purchase from Grand Union any such Inventory remaining after such reduction program, other than out-of-code, discontinued or unsalable Merchandise.
                                [CONFIDENTIAL]




                                  ARTICLE VII

                                  TERMINATION

          SECTION 7.01.  TERMINATION BY C&S.  C&S may terminate this Agreement
(i) in the event of a default by Grand Union under Section 3.05 which remains uncured [CONFIDENTIAL] receipt by Grand Union of written notice thereof from C&S (subject, however,to the provisions of such Section for arbitration), (ii) in the event that Grand Union materially breaches its other obligations under this Agreement and such breach is curable and remains uncured after 90 days following receipt by Grand Union of written notice of such breach from C&S or
(iii) upon the occurrence of an Event of Insolvency with respect to Grand Union.

          SECTION 7.02. TERMINATION BY GRAND UNION. Grand Union may terminate this Agreement (i) in the event that C&S materially breaches its obligations under this Agreement and such breach is curable and remains uncured [CONFIDENTIAL] following written notice of such breach from Grand Union or (ii) upon the occurrence of an Event of Insolvency with respect to C&S. Grand

Union may also terminate this Agreement [CONFIDENTIAL] written notice to C&S. In the event that Grand Union exercises its right to [CONFIDENTIAL] written notice to C&S, Grand Union shall pay to C&S the applicable Termination Fee set forth below as full and liquidated damages to C&S.

                                Termination Fees




                                 [CONFIDENTIAL]




           SECTION 7.03. NEGOTIATIONS; INTERIM PERIOD. (a) The parties shall meet at least once within each 30 day time period during any 90 day time period provided for in Section 7.01(ii) or Section 7.02(i) hereof to attempt to cure any breach as provided in such Sections.

          (b) During the period following delivery of any notice of termination and prior to the termination of this Agreement, each party shall perform its obligations under this Agreement in substantially the same manner as they were performed prior to the date of delivery of such notice, with no disruption to Grand Union's supply of Merchandise; PROVIDED, HOWEVER, that the parties shall negotiate in good faith to agree to a "winding-up" schedule for such period.

     SECTION 7.04. WAIVER. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

          SECTION 8.01.  REPRESENTATIONS AND WARRANTIES OF C&S.
C&S hereby represents and warrants to Grand Union as follows:

           (a) CORPORATE ORGANIZATION AND AUTHORITY. C&S (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is authorized to transact business in the States of New Hampshire and New York;

and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

           (b) AUTHORIZATION. C&S has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of C&S and constitutes the legal, valid and binding obligation of C&S, enforceable in accordance with its terms.

           (c) NO CONSENTS; CONFLICTS. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by C&S, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of C&S, any judgment, decree or order to which C&S is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which C&S is a party or by which it is bound or any statute, rule or regulation applicable to C&S.

          SECTION 8.02. REPRESENTATIONS AND WARRANTIES OF GRAND UNION. Grand Union hereby represents and warrants to C&S as follows:

          (a) CORPORATE ORGANIZATION AND AUTHORITY. Grand Union (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business in the States of New Hampshire, Vermont and New York; and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (b) AUTHORIZATION. Grand Union has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Grand Union and constitutes the legal, valid and binding obligation of Grand Union, enforceable in accordance with its terms.

          (c) NO CONSENTS; CONFLICTS. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by Grand Union. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of Grand Union, any judgment, decree or order to which Grand Union is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which Grand Union is a party or by which it is bound or any statute, rule or regulation applicable to Grand Union.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01. ENTIRE AGREEMENT. This Agreement, together with the documents referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.


          SECTION 9.02. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

          SECTION 9.03. AMENDMENTS. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of Grand Union and C&S or (ii) by a waiver in accordance with Section 7.04.

          SECTION 9.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

               (a)  If to Grand Union:

                    William A. Louttit
                    Executive Vice President
                    and Chief Operating Officer
                    The Grand Union Company
                    201 Willowbrook Boulevard
                    Wayne, New Jersey  07470-0966
                    Telephone:  (201) 890-6000
                      [CONFIDENTIAL]

                (b)  If to C&S:

                    Richard B. Cohen
                    President and Chief Executive Officer

                    C&S Wholesale Grocers, Inc.
                    Old Ferry Road
                    Brattleboro, Vermont  05301
                    Telephone:  (802) 257-6700
                    [CONFIDENTIAL]

          SECTION 9.05.  BINDING EFFECT; ASSIGNMENT.  This
Agreement shall be binding upon and inure to the benefit of Grand Union and C&S and their respective successors and assigns; PROVIDED that (i) C&S shall not have the right to assign or subcontract its rights or obligations hereunder or any interest herein (excluding the transportation of Merchandise) without the prior written consent of Grand Union, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) Grand Union may assign its rights and delegate its obligations hereunder only so long as (x) Grand Union shall assign, and the assignee shall assume, all such rights and obligations, (y) the assignment is to a Person or Persons who are acquiring all or substantially all of Grand Union's business or assets in the Northern Region, and (z) Grand Union demonstrates, to the reasonable satisfaction of C&S, that such Person has the financial capability to perform the obligations of Grand Union hereunder. C&S agrees that it shall respond, in respect of clause (z) above, promptly, and in any event within 10 business days of receipt of notice from Grand Union of any such proposed assignment. Failure by C&S to respond to Grand Union within such 10 business day period shall be deemed to be a confirmation by C&S to Grand Union of its reasonable satisfaction with the financial capability of the proposed assignee.

          SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.07. CONFIDENTIALITY. Each of Grand Union and C&S agrees to and will cause its respective authorized agents, representatives, affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement, (ii) in the event that either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 9.07 and
(iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 9.07, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; PROVIDED, HOWEVER, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives; and PROVIDED FURTHER, HOWEVER, that C&S agrees that Grand Union is the owner of all Information relating to Grand Union's purchasing practices and that Grand Union may in its sole discretion sell such purchasing related Information to third parties. Each party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 9.07 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

          SECTION 9.08. RELATIONSHIP OF PARTIES. In all matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party.

          SECTION 9.09. NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

          SECTION 9.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          SECTION 9.11. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

          SECTION 9.13. ARBITRATION. (a) Any matter required to be submitted to arbitration pursuant to Section 3.05 of this Agreement shall be subject to this Section 9.13. Any such matter shall be submitted to binding arbitration in Springfield, Massachusetts (or another location agreed to by the parties) in accordance with the rules and procedures of the American Arbitration Association (or another organization agreed to by the parties). The arbitration shall be conducted in accordance with (i) the terms of this Section 9.13; (ii) the commercial arbitration rules of the American Arbitration Association (or the corresponding rules of any such other organization); (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of New York. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction.

           (b) A single arbitrator shall be selected by mutual agreement of the parties, or, if the parties fail to reach such agreement within ten days after either party has requested arbitration hereunder in writing, by, or in a manner provided by, the American Arbitration Association (or such other organization referred to above).

           (c) The arbitrator is empowered to resolve the matter in dispute by summary ruling substantially similar to a summary judgment and motion to dismiss. The arbitrator shall resolve all disputes in accordance with applicable substantive law. The determination of the arbitrator shall be binding on all parties and shall not be subject to further review or appeal except as allowed by applicable law. The costs and expenses of the arbitrator shall be apportioned between the parties hereto as determined by the arbitrator in such manner as the arbitrator deems reasonable.

           (d) The arbitrator and the parties shall take all actions necessary to the end that the arbitration proceeding shall be concluded as promptly as practicable.

           (e) The provisions of this Section 9.13 shall not preclude a party from exercising any right or remedy with respect to any matter that is not expressly required to be submitted to arbitration pursuant to Section 3.05 of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              THE GRAND UNION COMPANY


                              By
                               ---------------------------
                              Name:  William A. Louttit
                              Title: Executive Vice President,
                                         Chief Operating Officer

                              C&S WHOLESALE GROCERS, INC.


                              By
                               ---------------------------
                              Name:  Richard B. Cohen
                              Title: President

EXHIBIT A

DELIVERY SCHEDULES

[CONFIDENTIAL]


EXHIBIT B

STORE LOCATIONS

[CONFIDENTIAL]


EXHIBIT C

CREDIT POLICY AND STANDARD CREDIT AGREEMENT

[CONFIDENTIAL]


EXHIBIT D

VOLUME INCENTIVES

[CONFIDENTIAL]


EXHIBIT E

QUALITY STANDARDS

[CONFIDENTIAL]